Exhibit 99.1

media contacts:
Jessica Van Derven
Kimberly-Clark Health Care
+1.770.587.8709
jessica.vanderven@kcc.com

Eric Bruner
Kimberly-Clark Corp.
+1.972.281.1443
eric.bruner@kcc.com

Kimberly-Clark Subsidiary Arranging Debt
Financing In Connection With Spin-Off

DALLAS, Sept. 16, 2014 - Kimberly-Clark Corporation (NYSE: KMB) today announced that Halyard Health, Inc., its wholly owned subsidiary, is beginning the process of raising external financing in preparation for the spin-off of Halyard Health at the end of October 2014. The external financing is expected to consist of a senior secured term loan B of approximately $390 million and approximately $250 million of senior unsecured notes. As part of the external financing, Halyard Health also expects to enter into a $250 million senior secured revolving credit facility with various commercial and investment banks, which is expected to remain undrawn at the time of the spin-off.

About Kimberly-Clark
Kimberly-Clark Corp. (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world’s population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the Company’s 142-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.

Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K, are made available free of charge on the Company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the Company’s website.

Forward-looking Disclosure Statement
This release contains forward-looking statements. Statements regarding the pursuit, consummation or timing of the proposed spin-off, type and size of debt financing and capital structure after the spin-off, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks include but are not limited to actions by governmental and regulatory authorities; delays, costs and difficulties related to the spin-off; general economic and political conditions globally and in the markets in which we do business; and other factors detailed in Kimberly-Clark’s most recent Form 10-K, Form 10-Qs and other filings with the U.S. Securities and Exchange Commission.

Any notes offered will not initially be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This communication does not constitute an offer to sell or the solicitation of an offer to buy our or Halyard Health’s securities. In connection with the proposed spin-off, Halyard Health has filed with the SEC a registration statement on Form 10 that includes an information statement. An information statement will be mailed to the shareholders of Kimberly-Clark once the Form 10 has been declared effective by the SEC. INVESTORS ARE ADVISED TO READ THE INFORMATION STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPIN-OFF AND HALYARD HEALTH. Investors may obtain a free copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov or at Kimberly-Clark’s website at www.kimberly-clark.com.

[KMB-C]
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